Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS (the “Agreement”) is made by and between Cocrystal Pharma, Inc. (the “Company”) and Jeffrey A. Meckler (the “Executive”).

WHEREAS, the Company desires to continue to employ Executive on at at-will basis, and the Executive wishes to continue to be employed by the Company on at-will basis, on the terms and conditions set forth herein.

WHEREAS, the Company and the Executive are parties to a letter agreement dated March 15, 2015, as amended (the “Existing Agreement”); and

WHEREAS, the parties wish to enter into this Agreement to memorialize the terms of Executive’s continued employment by the Company.

NOW, THEREFORE, in consideration of the foregoing and intending to be bound hereby, the parties agree as follows:

1.           Duration of Agreement.

       This Agreement is effective upon the expiration of the Existing Agreement.  Unless terminated by agreement of the parties, this Agreement will govern Executive’s continued employment by the Company until that employment ceases.

2.           Title; Duties.

       Executive will be employed as the Company’s Chief Executive Officer, reporting directly to the Company’s Board of Directors (the “Board”).  Executive will devote his best efforts and substantially all of his business time and services to the Company and its affiliates to perform such duties as may be customarily incident to his position and as may reasonably be assigned to him from time to time.  Executive will not, in any capacity, engage in other business activities or perform services for any other individual, firm or corporation without the prior written consent of the Company; provided, however, that without such consent, Executive may engage in charitable, non-profit and public service activities, so long as such activities do not in any respect interfere or conflict with Executive’s performance of his duties and obligations to the Company.

3.           Place of Performance.

       The principal place of business of the Corporation is Tucker, Georgia and Executive is expected to make routine visits to this office in addition to other Cocrystal Pharma, Inc. facilities or meeting places as the case may be in order to carry out his duties.

4.           Compensation and Indemnification

        4.1           Base Salary.  Executive’s annual salary will be $340,000 (the “Base Salary”), paid in accordance with the Company’s payroll practices as in effect from time to time.  The Base Salary will be reviewed annually by the Compensation Committee of the Board (the “Committee”).

       4.2.           Annual Bonuses.

          4.2.1.           For each fiscal year ending during his employment, Executive will be eligible to earn an annual bonus.  The target amount of that bonus will be 50% percent of Executive’s Base Salary for the applicable fiscal year.  The actual bonus payable with respect to a particular year will be determined by the Committee, based on the achievement of corporate and/or individual performance goals established by the Committee in good faith and consistently applied to the Executive for the applicable fiscal year (subject to Section 4.2.2), and communicated to the Executive in advance.  Any bonus payable under this paragraph will be paid as soon as administratively practicable during the calendar year immediately following the calendar year in respect of which the bonus is earned, but in no event later than two and one-half months after the calendar year in which the bonus is earned.

          4.2.2.           For purposes of determining any bonus payable to Executive, the measurement of corporate and individual performance will be performed by the Committee in good faith and consistent with the corporate and individual performance goals established pursuant to Section 4.2.1.  From time to time, the Committee may, in its sole discretion, make adjustments to corporate or individual performance goals, so that required departures from the Company’s operating budget, changes in accounting principles, acquisitions, dispositions, mergers, consolidations and other corporate transactions, and other factors influencing the achievement or calculation of such goals do not affect the operation of this provision in a manner inconsistent with its intended purposes.  The criteria for making any such adjustments will be established by the Committee in good faith and communicated to the Executive in advance.

       4.3           Paid Time Off.

          Executive will be entitled to 20 days of paid time off per calendar year in accordance with the policies of the Company, as in effect from time to time.

       4.4           Employee Benefits.

          During Executive’s employment, Executive will be eligible to participate in all employee benefit plans and programs made available by the Company from time to time to employees generally, subject to applicable plan terms and policies.  The Company periodically reviews its benefits, policies, benefits providers and practices, and may terminate, alter or change them at its discretion from time to time.

       4.5           Reimbursement of Expenses.

          Subject to Section 5.4, the Executive will be reimbursed by the Company for all reasonable business expenses incurred by Executive in accordance with the Company’s customary expense reimbursement policies as in effect from time to time.

       4.6           Inducement Grant

          As an inducement to Executive to accept permanent employment as President and CEO, subject to the approval of the Committee, Executive shall be granted options to purchase sixteen million (16,000,000) shares of Company common stock, vesting with continued employment in the Company in five equal annual installments (20% per annum) from the date of grant with an exercise price equal to the closing price of the common shares on the date of the grant on any exchange on which Company’s shares are then traded.  Such stock options will be subject to the Company’s Amended and Restated 2015 Equity Incentive Plan (to the extent consistent with Section 5.1.3 of this Agreement) and any amendments thereto (the “2015 Equity Incentive Plan”) and the Stock Option Agreement to be entered into between Executive and the Company (“Stock Option Agreement”).

5.           Termination.

       Executive’s employment with the Company may be terminated by the Company or Executive at any time and for any reason because the employment is “at will.”  Upon any termination of his employment with the Company, Executive will be entitled only to such compensation and benefits as described in this Section 5.  Upon termination of his employment for any reason, unless otherwise requested by the Company, Executive agrees to resign immediately from all officer and director positions he then holds with the Company and its affiliates.

       5.1           Termination without Cause or for Good Reason.

If Executive’s employment is terminated by the Company without Cause (as defined below) or by the Executive for Good Reason (as defined below), Executive will be entitled to:

          5.1.1           payment in a lump sum in cash of (i) any annual bonus otherwise payable (but for the termination of Executive’s employment) with respect to a year ended prior to the termination of Executive’s employment, and (ii) the pro rata portion of the annual bonus that would otherwise have been earned (but for the termination of Executive’s employment) with respect to the year in which Executive terminates employment;

          5.1.2           continuation of Executive’s Base Salary for a period of six (6) months;

          5.1.3           vesting of the tranche of stock options awarded to Executive by the Company pursuant to Section 4.6 that was scheduled to vest in the year of Executive’s termination of employment, subject to the terms and conditions of the 2015 Equity Incentive Plan (to the extent consistent with this Section 5.1.3) and the Stock Option Agreement.

            Except as otherwise provided in this Section 5.1, or as required by law, and except for payment of all (i) accrued and unpaid Base Salary through the date of the Executive’s termination of employment, (ii) any expense reimbursements to be paid in accordance with Company policy and (iii) payments for any accrued but unused paid time off in accordance with the Company’s policies and applicable law, all compensation and benefits will cease at the time of such termination of employment, and the Company will have no further liability or obligation by reason of such termination.  The payments and benefits described in this Section 5.1 are in lieu of, and not in addition to, any other severance arrangement maintained by the Company.

       Notwithstanding any provision of this Agreement, the payments and benefits described in Section 5.1 are conditioned on: (a) the Executive’s execution and delivery to the Company and the expiration of all applicable statutory revocation periods, by the 45th day following the effective date of his cessation of employment, of a general release of claims against the Company and its affiliates in a form reasonably prescribed by the Company (the “Release”); and (b) the Executive’s continued compliance with the Restrictive Covenants (as defined below).  Subject to Section 5.4, below, the benefits described in Section 5.1 will be paid or provided (or begin to be paid or provided) as soon as administratively practicable after the Release becomes irrevocable, provided that if the 45 day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.

       5.2           Termination due to Death or Disability.

          If Executive’s employment with the Company terminates due to death or Disability, (i) all unvested restricted stock, stock options and other equity incentives awarded to Executive by the Company, as applicable, shall be vested in accordance with the terms and conditions of the 2015 Equity Incentive Plan (and the Stock Option Agreement, as applicable), and (ii) Executive shall be paid six months’ Base Salary in a cash lump sum within five business days of the Company’s receipt of certification of death or Disability. Except as otherwise provided in this Section 5.2, or as required by law, and except for payment of all (i) accrued and unpaid Base Salary through the date of such termination, (ii) any expense reimbursements to be paid in accordance with Company policy and (iii) payments for any accrued but unused paid time off in accordance with the Company’s policies and applicable law, all compensation and benefits will cease at the time of such termination, and the Company will have no further liability or obligation by reason of such termination.  The foregoing will not be construed to limit Executive’s right to payment or reimbursement for claims incurred under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

       5.3           Other Terminations.

          If Executive’s employment with the Company terminates for any reason other than as described in Sections 5.1 through 5.2, above (including termination by the Company for Cause or by Executive without Good Reason ), then, subject to the requirements of law, the Company’s obligation to Executive will be limited solely to (a) accrued and unpaid Base Salary through the date of such termination, (b) any expense reimbursements to be paid in accordance with Company policy and (c) payments for any accrued but unused paid time off in accordance with the Company’s policies and applicable law.  All compensation and benefits will cease at the time of such termination and, except as otherwise provided by COBRA or this Section 5.3, the Company will have no further liability or obligation by reason of such termination.  The foregoing will not be construed to limit Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

       5.4           Compliance with Section 409A.

          If the termination giving rise to the payments described in Section 5.1 or 5.3 is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to that Section will instead be deferred without interest and will not be paid until Executive experiences a Separation from Service.  To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, (i) the cash severance benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii), and (ii) Executive and the Company agree to apply this Agreement in a manner consistent with Section 409A of the Code to prevent Executive from being subject to the payment of any interest or any additional tax under Code Section 409A.  To the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to Executive upon or following his Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s Separation from Service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period.  For purposes of the application of Treas. Reg. § 1.409A-1(b)(4)(or any successor provision), each payment in a series of payments will be deemed a separate payment.

          Any reimbursements or in-kind payments provided to Executive under this Agreement that are subject to Code section 409A shall be made or provided in accordance with the requirements of Code Section 409A.

       5.5           Definitions.

          For purposes of this Agreement:

          5.5.1           “Cause” means (a) commission or conviction of any felony or any crime involving dishonesty; (b) commission of any fraud against the Company; (c) intentional and material damage to any material property of the Company; (d) Executive’s material breach of any agreement with or duty owed to the Company or any of its affiliates (including, without limitation, Executive’s material breach of any of the Restrictive Covenants, as defined below).

          5.5.2           “Disability” means a condition entitling the Executive to benefits under the Company’s long term disability plan, policy or arrangement; provided, that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Executive, “Disability” will mean the Executive’s inability to perform his duties under this Agreement due to a mental or physical condition that can be expected to result in death or that can be expected to last (or has already lasted) for a continuous period of not less than 90 days, or for 120 days in any 180 consecutive day period; and provided further, that it is intended that the definition of “Disability” shall have the same meaning as set forth in Code Section 409A and related regulations.    Termination as a result of a Disability will not be construed as a termination by the Company “without Cause.”

          5.5.3           “Good Reason” means (i) any reduction in Executive’s Base Salary, incentive compensation (including bonuses and stock options) or other benefits (except as part of an across-the-board compensation reduction applicable to all executives of the Company) or the failure to pay Executive any compensation or benefits in full when due pursuant to this Agreement, including the Stock Option Agreement; (ii) any breach by the Company of this Agreement that is not cured within thirty (30) days following the Company’s receipt of written notice of such breach from Executive; or (iii) a material diminution in Executive’s duties or the assignment to Executive of duties which are materially inconsistent with his duties as Chief Executive Officer.

6.                      Restrictive Covenants.

          To induce the Company to enter into this Agreement and in recognition of the compensation to be paid to the Executive pursuant to Sections 4 and 5 of this Agreement, the Executive agrees to be bound by the provisions of this Section 6 (the “Restrictive Covenants”). These Restrictive Covenants will apply without regard to whether any termination or cessation of the Executive’s employment is initiated by the Company or the Executive, and without regard to the reason for that termination or cessation.

       6.1                   Covenant Not To Compete.

          The Executive covenants that, during his employment by the Company and for a period of  six (6) months following immediately thereafter (the “Restricted Period”), the Executive will not (except in his capacity as an employee or director of the Company) do any of the following, directly or indirectly:

          6.1.1 engage or participate in or with any person, firm, corporation, partnership, association or other entity engaged in developing, manufacturing, marketing, distributing or selling, directly or indirectly, anti-viral pharmaceutical products in the Hepatitis, Norovirus or Influenza categories or any other product for indications that directly competes with a product developed, manufactured, marketed, distributed or sold by the Company. (“competing Business”) A division, subsidiary or similar business unit of an entity that does not engage in the business activities described in this definition will not be considered a Competing Business even if another separate division, subsidiary or similar business unit does engage in such activities;

          6.1.2           acquire an interest in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee,  agent or consultant) any person, firm, corporation, association or other entity engaged in a Competing Business.  Notwithstanding the foregoing, the Executive may hold up to 1% of the outstanding securities of any class of any publicly-traded securities of any company;

          6.1.3           influence or attempt to influence any employee, consultant, supplier, licensor, licensee, contractor, agent, strategic partner, distributor, customer or other person to terminate or modify any written or oral agreement, arrangement or course of dealing with the Company or any of its affiliates; or

          6.1.4           solicit for employment or retention as an independent contractor (or arrange to have any other person or entity solicit for employment or retention) any person employed or retained by the Company or any of its affiliates.

       6.2           Confidentiality.

             The Executive recognizes and acknowledges that the Proprietary Information (as defined in below) is a valuable, special and unique asset of the business of the Company and its affiliates.  As a result, both during the Term and thereafter, the Executive will not, without the prior written consent of the Company, for any reason divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company and its affiliates, any Proprietary Information.  Notwithstanding the foregoing, if the Executive is compelled to disclose Proprietary Information by court order or other legal or regulatory process, to the extent permitted by applicable law, he shall promptly so notify the Company so that it may seek a protective order or other assurance that confidential treatment of such Proprietary Information shall be afforded, and the Executive shall reasonably cooperate with the Company and its affiliates in connection therewith.  If the Executive is so obligated by court order or other legal process to disclose Proprietary Information it will disclose only the minimum amount of such Proprietary Information as is necessary for the Executive to comply with such court order or other legal process.

       6.3           Property of the Company.

          6.3.1           Proprietary Information.

             “Proprietary Information” means any and all proprietary information developed or acquired by the Company or any of its subsidiaries or affiliates that has not been specifically authorized to be disclosed.  Such Proprietary Information shall include, but shall not be limited to, the  following items and information relating to the following items: (a) all intellectual property and proprietary rights of the Company (including, without limitation, the Intellectual Property), (b) computer codes and instructions, processing systems and techniques, inputs and outputs (regardless of the media on which stored or located) and hardware and software configurations, designs, architecture and interfaces, (c) business research, studies, procedures and costs, (d) financial data, (e) distribution methods, (f) marketing data, methods, plans and efforts, (g)

the identities of actual and prospective suppliers, (h) the terms of contracts and agreements with, the needs and requirements of, and the Company’s or its affiliates’ course of dealing with, actual or prospective suppliers, (i) personnel information, (j) customer and vendor credit information, and (k) information received from third parties subject to obligations of non-disclosure or non-use.  Failure by the Company or its affiliates to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information.  All right, title and interest in and to Proprietary Information will be and remain the sole and exclusive property of the Company and its affiliates.  The Executive will not remove from the Company’s or its affiliates’ offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company or its affiliates unless necessary or appropriate in the performance of his duties to the Company and its affiliates.  If the Executive removes such materials or property in the performance of his duties, he will return such materials or property promptly after the removal has served its purpose.  The Executive will not make, retain, remove and/or distribute any copies of any such materials or property, or divulge to any third person the nature of and/or contents of such materials or property, except to the extent necessary to satisfy contractual obligations of the Company or its affiliates or to perform his duties on behalf of the Company and its affiliates.  Upon termination of the Executive’s employment with the Company, he will leave with the Company and its affiliates or promptly return to the Company and its affiliates all originals and copies of such materials or property then in his possession.

          6.3.2           Intellectual Property

             The Executive agrees that all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications claiming such inventions, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings and specifications), (f) all computer software (including data, source and object codes and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium), or (i) similar intangible personal property which have been or are developed or created in whole or in part by the Executive (1) at any time and at any place while the Executive is employed by Company and which, in the case of any or all of the foregoing, are related to and used in connection with the business of the Company or its affiliates, or (2) as a result of tasks assigned to the Executive by the Company or its affiliates are defined as  “Intellectual Property.”  Executive further agrees that all Intellectual Property will be considered “works made for hire” as that term is defined in Section 101 of the Copyright Act (17 U.S.C. § 101) and that all right, title and interest in such Intellectual Property will be the sole and exclusive property of the Company and its affiliates.  To the extent that any of the Intellectual Property may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, the Executive retains any interest in the Intellectual Property, the Executive hereby irrevocably assigns and transfers to the Company and its affiliates any and all right, title, or interest that the Executive may now or in the future have in the Intellectual Property under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration.  The Company and its affiliates will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property.  The Executive further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company, at the Company’s expense, to perfect, maintain or otherwise protect its rights in the Intellectual Property.  If the Company or its affiliates, as applicable, are unable after reasonable efforts to secure the Executive’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of the Executive’s incapacity or any other reason whatsoever, the Executive hereby designates and appoints the Company, the appropriate affiliate, or their respective designee as the Executive’s agent and attorney-in-fact, to act on his behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company’s or its affiliates’ rights in the Intellectual Property.  The Executive acknowledges and agrees that such appointment is coupled with an interest and is therefore irrevocable.

       6.4           Acknowledgements.

          The Executive acknowledges that the Restrictive Covenants contained in the Agreement are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the duration and geographic scope of the Restrictive Covenants are reasonable given the nature of this Agreement and the position the Executive holds within the Company, and that the Company would not enter into this Agreement or otherwise employ or continue to employ the Executive unless the Executive agrees to be bound by the Restrictive Covenants set forth in this Section 6.

       6.5           Remedies and Enforcement Upon Breach.

          6.5.1           Specific Enforcement.

             The Executive acknowledges that any breach by him, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company or its affiliates for which monetary damages would not be an adequate remedy.  The Executive shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists.  In the event of any such breach or threatened breach by the Executive of any of the Restrictive Covenants, the Company or its affiliates, as applicable, shall be entitled to injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company and its affiliates.

          6.5.2           Judicial Modification.

             If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.

          6.5.3           Enforceability.

             If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company and its affiliates to the relief provided above in the courts of any other jurisdiction within the geographic scope of such Restrictive Covenants.

          6.5.4           Disclosure of Restrictive Covenants.

             The Executive agrees to disclose the existence and terms of the Restrictive Covenants to any employer that the Executive may work for during the Restricted Period.

          6.5.5           Extension of Restricted Period.

             If the Executive breaches Section 6.1 in any respect, the restrictions contained in that section will be extended for a period equal to the period that the Executive was in breach.

7. Miscellaneous.

       7.1           Other Agreements.

          Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by Executive of his duties under this Agreement.

       7.2           Successors and Assigns.

          The Company may assign this Agreement to any successor to its assets and business by means of liquidation, dissolution, sale of assets or otherwise.  The duties of Executive hereunder are personal to Executive and may not be assigned by him.

       7.3           Governing Law and Enforcement.

          This Agreement will be governed by and construed in accordance with the laws of the state of Georgia without regard to the principles of conflicts of laws.  Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the state of Georgia, and Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

       7.4           Waivers.

          The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party.  No waiver will be deemed to have occurred unless set forth in a writing.  No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

       7.5           Severability.

          Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

       7.6           Survival.

          This Agreement will survive the cessation of Executive’s employment to the extent necessary to fulfill the purposes and intent the Agreement including without limitation the Restrictive Covenants.

       7.7           Notices.

           Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by overnight courier,  or (b) mailed by overnight U.S. express mail, return receipt requested.  Any notice or communication to the Executive shall be sent to the address maintained in his most recent personnel file.  Any notice to the Company shall be made in writing and (a) sent by overnight courier, or (b) mailed by overnight U.S. express mail, return receipt requested to:

       Cocrystal Pharma, Inc.
       Attn.: General Counsel
       1860 Montreal Road
       Tucker, Georgia 30084

       7.8           Entire Agreement.

          This agreement constitutes the entire agreement and understanding of the parties and may not be modified by any other representation, oral statement or discussion regarding any of the subject matter contained herein.  This agreement may only be modified by an express written document signed by both parties.

       7.9           Withholding.

          All payments made hereunder shall be subject to the withholding for any applicable taxes of any state or federal government.

In WITNESS WHEREOF the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed on the date set forth below:

Cocrystal Pharma, Inc.

By: /s/ Raymond F. Schinazi
       Raymond F. Schinazi

Title: Chairman of the Board

Date: September 21, 2015

/s/ Jeffrey A. Meckler
Jeffrey A. Meckler

Date: September 21, 2015